Exhibit 10.3
AMENDMENT TO THE
EMERSON ELECTRIC CO.
2015 INCENTIVE SHARES PLAN

WHEREAS, Emerson Electric Co. (“Company”) previously adopted the Emerson Electric Co. 2015 Incentive Shares Plan (as amended, the “Plan”); and

WHEREAS, the Compensation Committee of the Board of Directors of the Company has authority to amend the Plan pursuant to Section 13 therein; and

WHEREAS, the Company desires to amend the Plan to reduce the minimum performance period and Restriction Period from three years to one year.

NOW, THEREFORE, effective as of the date hereof, the Plan is amended as follows:

1. Section 4 of the Plan is deleted in its entirety and replaced with the following:

4. PERFORMANCE SHARES; PERFORMANCE PERIOD; PERFORMANCE OBJECTIVES. The Committee, in its discretion, may award all or any part of the Shares covered by the Plan as units representing Performance Shares. The maximum number of Performance Shares which may be awarded to any individual for any fiscal year shall be 2,000,000 shares (subject to the anti-dilution provisions in Section 3). Any award of Performance Shares to a Participant for a specified performance period under the Plan which is cancelled as provided in Section 3 shall continue to be counted against the maximum number of Performance Shares which may be granted to such Participant for such period. Performance Shares shall not be issued at the time of award, but the award of units shall represent the right to receive payment (as determined by the Committee pursuant to Section 6 hereof) if one or more specified performance objectives are achieved. The performance objectives may be established from time to time by the Committee. Performance objectives need not be the same in respect of all Participants and may be established separately for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates, all as the Committee may determine, in its discretion. The performance objectives shall be established at the beginning of the applicable performance period and shall be based upon one or more of the following criteria: sales, profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, pre-tax earnings, earnings, net earnings, any related margins, earnings per share, asset management, cash flow, operating cash flow, free cash flow, days sales outstanding, days payables outstanding, inventory turnover, return on total capital, return on equity, total stockholder return, share price, acquisition and divestiture performance, development and achievement of strategic business objectives, customer satisfaction, new product introductions and performance, cost reductions, manufacturing efficiency, delivery lead time performance, research and development achievements, market share, working capital and geographic expansion.

The performance criteria may include or exclude specified items of an unusual, non-recurring or extraordinary nature including, without limitation, changes in accounting methods, changes in inventory methods, changes in corporate taxation, unusual accounting gains and losses, changes in financial accounting standards, or other extraordinary events causing dilution of or diminution in the Company's financial results, all as the Committee may deem necessary or desirable to accomplish the purposes of the performance program. Except in the case of Acquisition Awards or as provided in Section 12 hereof, the performance period for which achievement of any performance objective shall be determined shall not be less than one year. Performance periods may overlap. Awards of Performance Shares may be conditioned on the Participant's continued employment by the Company or a subsidiary or affiliate over the performance period or in any other manner the Committee may determine.

2. Section 9 of the Plan is deleted in its entirety and replaced with the following:

9. RESTRICTED SHARES AND RESTRICTED STOCK UNITS. In addition to Performance Shares, the Committee may grant to eligible Participants shares covered by the Plan which are not subject to performance programs or performance objectives. Such other share grants shall be Restricted Shares, provided that the Committee may, in its discretion, award Restricted Stock Units in lieu of Restricted Shares. An award of Restricted

Exhibit 10.3
Shares is an award of actual shares of Common Stock subject to restrictions and forfeiture. A Restricted Stock Unit represents the right to receive one share of Common Stock on the terms and conditions set forth herein.

Except as provided for in Section 12, or as otherwise approved by the Committee, Restricted Shares and Restricted Stock Units shall be forfeitable if the holder resigns or is discharged from the employ of the Company (or a subsidiary or affiliate, or a subsidiary of a subsidiary or affiliate, as the case may be) during a Restriction Period specified by the Committee, which Restriction Period shall be, except in the case of an Acquisition Award, not less than one year from the date of the award. Such Restricted Shares and Restricted Stock Units (including any dividend equivalents thereon) shall be issued and delivered in accordance with, forfeitable based upon, and otherwise subject to such other terms and conditions as may be specified by the Committee in an award agreement, which shall be signed by the Participant at the time of the award, or in any other written instrument delivered to the Participant therewith or referenced therein. After the grant of any such award, the Committee, in its discretion, may waive any of the terms and conditions thereof and may reduce the Restriction Period applicable thereto; provided, however, that the Committee shall not reduce such period to less than one year (other than for an Acquisition Award or as provided for in Section 12). The Committee may, in its discretion, require or permit Participants to elect to defer the settlement of Restricted Stock Units, and any dividend equivalents associated therewith, under such rules and procedures as it may establish under this Plan, an award agreement, or such other program as it may establish for such purpose.

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Approved by the Compensation Committee of the Board of Directors on October 17, 2023.